Exhibit 99.1

CSPi Delivers 11% Revenue Growth and Expands Gross Margin During Fiscal Year 2025 Fourth Quarter from Prior Fiscal Year Fourth Quarter; Enters Fiscal 2026 with New Customer Momentum Across Business Units

AZT PROTECTTM Continues to Increase Customer Base; Brand Awareness Initiatives Raise Expectations for Higher Customer Adoption During Fiscal 2026

Conference Call Today at 10 a.m. ET

LOWELL, Mass., December 16, 2025 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results, including an 11% increase in total revenue for the fiscal fourth quarter ended September 30, 2025 compared to the same prior fiscal year quarter. The Company also announced that the Board of Directors has declared a quarterly dividend of $0.03 per share payable January 15, 2026, to shareholders of record at the close of business on December 26, 2025.

Recent Achievements and Operating Highlights

●	Fiscal 2025 fourth quarter Services revenue increased 63% to 44% of total revenue from the same prior year quarter.
●	Technology Solutions (TS) revenue grew 11% and 11% for the fiscal 2025 fourth quarter and full year compared to the same prior year periods, respectively, as managed services and cloud-based business expanded existing customer relationships as well as gained new customers.
●	Fiscal 2025 fourth quarter total gross margin expanded more than 800 basis points to 37% from the same prior year quarter.
●	AZT PROTECTTM customer engagements significantly increased throughout the year, setting the stage for fiscal 2026 growth.
●	New features added to AZT PROTECT enable entry into Embedded IIOT market.
●	Acronis partnered with ARIA Cybersecurity to integrate AZT PROTECTTM into its Acronis Cyber Protect Solution
●	Board of Directors declares $0.03 per share quarterly dividend.

“We had a strong finish to fiscal 2025 and entered fiscal 2026 optimistic about our opportunity to deliver additional growth,” commented Victor Dellovo, Chief Executive Officer. “Our Technology Solutions business continues to outperform and drive revenue while generating the resources required to build customer adoption of our highly differentiated AZT PROTECT cybersecurity offering. Our fiscal 2025 fourth quarter results, including 11% revenue growth from the same prior year quarter and significant gross margin expansion, enabled us to report top and bottom-line improvements for the full year.”

“The TS business achieved near-record profitability for the fiscal 2025 year and we are in the process of expanding our sales team as we see opportunities to capture a larger share of the services market. Our AZT offering, while still in the start-up phase is benefitting from the relationships we have forged with Rockwell Automation and other niche market distributors. Led by Rockwell’s efforts, we have experienced new customer gains across a wide variety of critically important industries. I believe many of these customers have significant potential to become multi-site installations during fiscal 2026 and beyond.

We are also excited about the announcement we made last month with Acronis selecting our solution to be integrated into their industry-leading backup and recovery solution and our largest AZT PROTECT customer, a global pharmaceutical company, renewed annual customer support from AZT PROTECT in a six figure contract in early 2025 which both demonstrates the value of the AZT PROTECT solution. We believe our approach to the market, combined with real-world use case studies give AZT PROTECT a firm platform to signing new customers and expand existing relationships during fiscal 2026.”

Exhibit 99.1

Fiscal 2025 Fourth Quarter Results

Revenue for the fiscal 2025 fourth quarter ended September 30, 2025, increased 11% to $14.5 million compared to revenue of $13.0 million for the fiscal fourth quarter ended September 30, 2024, primarily due to a 63% increase in services revenue compared to the same year-ago period.

Gross profit for the three months ended September 30, 2025, was $5.3 million compared to $3.7 million for the same prior year quarter. Gross margin for the fiscal fourth quarter ended September 30, 2025, was 37% of sales, increasing 9% compared to 28% of sales for the year ago fiscal fourth quarter, due to the higher proportion of services revenue which has a higher gross margin percentage. The Company reported a net loss of $(191) thousand, or $(0.02) loss per diluted common share for the fiscal fourth quarter, compared to a net loss of $(1.7) million, or $(0.18) loss per diluted common share for the prior fiscal year fourth quarter.

The Company’s balance sheet remained robust, and as of September 30, 2025, had cash and cash equivalents of $27.4 million, allowing the Company to implement growth strategies for the AZT PROTECT offering. During the fiscal fourth quarter, the Company repurchased approximately 19,500 shares for a total cost of $234 thousand.

Fiscal Year 2025 Full Year Results

Revenue for the full fiscal year ended September 30, 2025, was $58.7 million, a 6% increase compared with revenue of $55.2 million in the prior year period. Gross profit for the fiscal year ended September 30, 2025, was $18.5 million, or 32% of sales compared with $18.9 million, or 34% of sales. The Company reported a net loss of $(91) thousand, or $(0.01) loss per diluted common share in the fiscal year ended September 30, 2025, compared with a net loss of $(326) thousand or $(0.04) loss per diluted common share for the fiscal year ended September 30, 2024.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster5.com/Webcast/Page/2912/53374. Individuals also may listen to the call via telephone, by dialing 973-528-0011or 888-506-0062 and use the Participant Access Code: 977008 when greeted by the live operator.. A replay of the webcast will be available for approximately one year on the CSPi website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed.

CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise

Exhibit 99.1

across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, projections or guidance concerning business performance, revenue, earnings, cash flow, the current economic environment, liquidity, strategic decisions and actions, and other financial and operational measures. Statements include Brand Awareness Initiatives Raise Expectations for Higher Customer Adoption During Fiscal 2026 AZT PROTECT, entered fiscal 2026 optimistic about our opportunity to deliver additional growth, and many customers have significant potential to become multi-site installations during fiscal 2026 and beyond.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

SOURCE: CSP Inc.

CONTACT:

CSP Inc.
Gary Levine, 978-954-5040
Chief Financial Officer

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2025	September 30, 2024

Assets
Current assets:
Cash and cash equivalents	$27,418	$30,585
Accounts receivable, net	12,000	14,494
Financing receivables, net	8,939	4,384
Inventories	1,442	2,293
Other current assets	2,521	3,093
Total current assets	52,320	54,849
Financing receivables due after one year, net	5,965	2,922
Cash surrender value of life insurance	5,845	5,589
Other assets	7,033	6,076
Total assets	$71,163	$69,436

Liabilities and Shareholders’ Equity
Current liabilities	$22,183	$18,682
Pension and retirement plans	1,219	1,306
Other non-current liabilities	3,210	2,178
Shareholders’ equity	44,551	47,270
Total liabilities and shareholders’ equity	$71,163	$69,436

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Year ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Sales:
Product	$8,032	$9,083	$37,749	$36,793
Services	6,433	3,950	20,981	18,426
Total sales	14,465	13,033	58,730	55,219

Cost of sales:
Product	6,912	7,633	31,463	28,800
Services	2,266	1,700	8,756	7,564
Total cost of sales	9,178	9,333	40,219	36,364

Gross profit	5,287	3,700	18,511	18,855

Operating expenses:
Engineering and development	910	793	3,250	2,956
Selling, general and administrative	4,915	4,950	18,370	17,771
Total operating expenses	5,825	5,743	21,620	20,727

Operating loss	(538)	(2,043)	(3,109)	(1,872)

Other income, net	326	221	1,448	1,453

Loss before income taxes	(212)	(1,822)	(1,661)	(419)

Income tax benefit	(21)	(166)	(1,570)	(93)

Net loss	$(191)	$(1,656)	$(91)	$(326)
Net loss attributable to common shareholders	$(191)	$(1,656)	$(91)	$(326)

Net loss per common share - basic	$(0.02)	$(0.18)	$(0.01)	$(0.04)
Weighted average shares outstanding – basic	9,361	9,121	9,297	9,041

Net loss per common share - diluted	$(0.02)	$(0.18)	$(0.01)	$(0.04)
Weighted average shares outstanding net income - diluted	9,361	9,121	9,297	9,041